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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Protein Polymer Technologies, Inc. for the registration of 2,173,418 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 1997, except for the second paragraph of Note 1, as to which the date is January 30, 1998, with respect to the financial statements of Protein Polymer Technologies, Inc. included in its Annual Report (Form 10-KSB/A) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP

                                       ERNST & YOUNG LLP

San Diego, California
February 2, 1998